Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

Public Relations: Cheryl Isen, Principal, Isen and Company
(425) 222-0779 or Cheryl@IsenandCo.com

Investor relations: Rick Lutz, LC Group
(404) 261-1196 or LCGroup@mindspring.com

IMPART MEDIA GROUP EXPANDS BOARD WITH KEY TRAVEL INDUSTRY VETERAN
Visionary Leadership and Broad Financial Experience Will Help Guide Company Expansion

Seattle, WA January 5, 2006—IMPART Media Group, Inc. (OTCBB: IMMG), an innovator in the content, creation and management of out-of-home digital advertising and information networks, announced today that it has named travel industry veteran, Larry D. Calkins to its Board. Calkins holds the position of Vice President of Finance and Chief Financial Officer for Holland America Line, Inc., and was singled out for his vast financial experience in overseeing the world’s highest rated premium cruise line. In the last few years IMPART Media Group, Inc. has positioned the company for aggressive expansion in the out-of-home media sector, and as part of that strategy has attracted notable industry leaders to its Board for guidance and advice. In addition to company personnel, Calkins joins board member Joachim Kempin, former senior vice president of Microsoft’s OEM division another highly-respected industry executive.

“We are honored and extremely pleased to have Larry join our board and to chair the audit and compensation committees,” stated Joe F. Martinez, IMPART Media Group Chairman of the Board and Chief Financial Officer. “As we continue our highly focused effort to reposition the company as the undisputed leader in the out-of-home digital advertising and move further into the travel sector, we look forward to the insights that Larry will provide based on his extensive financial background and travel industry experience.”

About IMPART Media Group, Inc.
IMPART Media Group, Inc., (OTC Bulletin Board: IMMG), headquartered in Seattle, Washington, is a rapidly expanding digital signage leader in the emerging out-of-home media sector. The company is growing through a consolidation strategy that includes acquiring the industries best and brightest talent and most advanced solutions to create a broad, integrated one-stop communications media company focused on digital signage and networked advertising offerings for leading brands in industries such as retail, grocery, banking, restaurants, hospitality, government and public spaces, among others. The company’s digital media solutions enable the simultaneous delivery of video content to a variety of remote audiences in real time, allowing for immediate customization of messages through a centralized network operations center. More information please visit: www.impartmedia.com.

This release includes projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although the respective management of IMPART Media Group, Inc. believes that the expectations reflected in these forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

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